Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ZAIS GROUP HOLDINGS, INC.

First:                        The name of the corporation is ZAIS Group Holdings, Inc. (the “Corporation”).

Second:              The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, County of New Castle, Wilmington, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

Third:                      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

Fourth:              The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 200,000,000 of which 180,000,000 shares shall be Class A common stock of the par value of $.0001 per share (“Class A Common Stock”), and 20,000,000 shares shall be Class B common stock of the par value of $.000001 per share (“Class B Common Stock”).

The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Class A Common Stock and the Class B Common Stock are as follows:

(i)                 Voting. Except as otherwise expressly required by law or provided in this Third Amended and Restated Certificate, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, the holders of any outstanding shares of Class A Common Stock and the holders of any outstanding shares of Class B Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Third Amended and Restated Certificate or the bylaws of the Corporation, or upon which a vote of stockholders is otherwise duly called for by the Corporation. At each annual or special meeting of stockholders, each holder of record of shares of Class A Common Stock on the relevant record date shall be entitled to cast one (1) vote in person or by proxy for each share of the Class A Common Stock standing in such holder’s name on the stock transfer records of the Corporation. At each annual or special meeting of stockholders, each holder of record of shares of Class B Common Stock on the relevant record date shall be entitled to cast ten (10) votes in person or by proxy for each share of Class B Common Stock standing in such holder’s name on the stock transfer records of the Corporation. Neither the holders of shares of Class A Common Stock nor the holders of shares of Class B Common Stock shall have cumulative voting rights.

(ii)              Dividends. Subject to any other provisions of this Third Amended and Restated Certificate, holders of shares of Class A Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, such dividends and other distributions in cash, stock, or property of the Corporation when, as, and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor. Dividends consisting of shares of Class A Common Stock may be paid only to holders of shares of Class A Common Stock and only proportionally with respect to each outstanding share of Class A Common Stock. Except as otherwise provided in this Third Amended and Restated Certificate, holders of shares of Class B Common Stock shall not be entitled to receive any dividends or distributions.

(iii)            Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, after payments to creditors, the holders of shares of Class B Common Stock shall be entitled to receive an amount per share of Class B Common Stock equal to the par value thereof, following which the holders of shares of Class A Common Stock shall be entitled to receive all remaining assets and funds of the Corporation available for distribution in proportion to the number of shares held by them.

(iv)             Amendments. Any amendment or modification to or waiver of this Third Amended and Restated Certificate that would alter or change the powers, preferences or special rights of the holders of shares of Class A Common Stock or the Class B Common Stock so as to affect them adversely must be approved by a majority of the votes entitled to be cast by the holders of shares of the class affected by the amendment, voting as a separate class. Any amendment to this Third Amended and Restated Certificate to increase or decrease the authorized shares of Class A Common Stock or Class B Common Stock must be approved by a majority of the votes entitled to be cast by the holders of shares of the class affected by the amendment, voting as a separate class.

(v)               No Preemptive Rights. No holder of shares of Class A Common Stock or Class B Common Stock shall be entitled to preemptive rights.

(vi)             Transfer Restrictions. The shares of Class B Common Stock are subject to the transfer restrictions set forth in the agreement, dated as of March 17, 2015, by and between Christian M. Zugel, as trustee, the Corporation and the other parties thereto, and a copy of such agreement is available for inspect at the offices of the Corporation.

Fifth:                        The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the by-laws of the corporation.

Sixth:                      In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the by-laws.

Seventh:          The following paragraphs shall apply with respect to liability and indemnification of the Corporation’s officers and directors and certain other persons:

A.                A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph (A) by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.                 The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

C.                 The indemnification rights provided in this Article SEVENTH (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by the Board, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article SEVENTH.

D.                The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, trustee, general partner, managing member, fiduciary, board of directors’ committee member, employee, or agent of the Corporation or, if serving at the request of the Corporation, another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other enterprise (including any employee benefit plan) against any expense, liability, or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

E.                 If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article SEVENTH with respect to any action, suit, proceeding, or investigation arising out of or relating to any actions, transactions, or facts occurring prior to the date of such merger or consolidation.

F.                  Any person serving as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at least 50% of whose equity interests are owned by the Corporation shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

Eighth:                The Corporation reserves the right to amend and repeal any provision contained in this Third Amended and Restated Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.